Exhibit 10.1

Description of Board Fees

Non-employee directors receive $1,000 for each Board meeting attended, $1,000 for each committee meeting attended, $500 for each board meeting of the Company’s subsidiary, Mariner Finance, LLC, attended, and $250 for each meeting of First Mariner Bank’s Loan Committee attended. The members of the Audit Committee receive $2,000 for each Audit Committee attended. Directors also receive a yearly grant of stock options to purchase 500 shares of common stock and are granted stock options to purchase 100 shares of common stock for each committee meeting they attend.